This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated February 18, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

Units $10 principal amount per unit CUSIP No. 36273L222	Pricing Date* Settlement Date* Maturity Date*	February , 2026 February , 2026 February , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225

▪
Maturity of approximately three years
▪
[285.00% to 300.00%] leveraged upside exposure to increases in the Worst-Performing Market Measure, which will be one of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225 (each an “Index,” and collectively the “Indices”)
▪
If the Worst-Performing Market Measure declines, but not by more than 15.00%, a return of principal
▪
1-to-1 downside exposure to decreases in the Worst-Performing Market Measure beyond a 15.00% decline, with up to 85.00% of your principal at risk
▪
The notes are not linked to a basket composed of the Indices. Any depreciation in the level of any Index will not be offset by any appreciation in the level of any other Index
▪
All payments occur at maturity and are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes
▪
No periodic interest payments
▪
Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $9.25 and $9.55 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount(1)	$ 0.06	$
$ 0.05
Proceeds, before expenses, to GSFC	$ 9.89	$

(1) The underwriting discount reflects a sales commission of $0.06 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

February , 2026

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Summary

The Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. All payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes provide you a leveraged return if the Ending Value of the Worst-Performing Market Measure (as described below) is greater than its Starting Value. If the Ending Value of the Worst-Performing Market Measure is equal to or less than its Starting Value but greater than or equal to its Threshold Value, you will receive the principal amount of your notes. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $9.25 and $9.55 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $10 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Leveraged Index Return Notes®	TS-2

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately three years.
Market Measure:

The Worst-Performing of the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”) and the Nikkei 225 (current Bloomberg symbol: “NKY Index”) (each an “Index,” and collectively the “Indices”).

Worst-Performing Market Measure:	The Index with the lowest Ending Value as compared to its Starting Value, calculated as follows: With respect to each Index on the Final Calculation Day:
Principal Amount:

$10.00 per unit; $ in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount in cash equal to the Redemption Amount.

Redemption Amount:

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount in cash equal to:

▪
If the Ending Value of the Worst-Performing Market Measure is greater than its Starting Value:

▪
If the Ending Value of the Worst-Performing Market Measure is equal to or less than its Starting Value, but greater than or equal to its Threshold Value: $10
▪
If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value:

Starting Value:	With respect to each Index, its closing level on the pricing date.
Ending Value:	With respect to each Index, its closing level on the Final Calculation Day.
Participation Rate:	[285.00% to 300.00%]. The actual Participation Rate will be determined on the pricing date.
Threshold Value:

S&P 500® Index: 85.00% of its Starting Value (rounded to the nearest one-hundredth);

EURO STOXX 50® Index: 85.00% of its Starting Value (rounded to the nearest one-hundredth); and

Nikkei 225: 85.00% of its Starting Value (rounded to the nearest one-hundredth).

Final Calculation Day/Maturity Valuation Period:

Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

Maturity Date:	February , 2029, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.11 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Leveraged Index Return Notes®	TS-3

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Leveraged Index Return Notes®	TS-4

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

▪
Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

▪
Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

▪
Prospectus dated February 14, 2025:
https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Leveraged Index Return Notes®	TS-5

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
▪
You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.
▪
You anticipate that the Worst-Performing Market Measure will increase from its Starting Value to its Ending Value.
▪
You are willing to risk a loss of principal and a negative return on the notes if the Worst-Performing Market Measure decreases from its Starting Value to an Ending Value that is below its Threshold Value.
▪
You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
▪
You are willing to forgo dividends or other benefits of owning the stocks included in each Index.
▪
You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
▪
You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

▪
You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Indices.
▪
You believe that the Worst-Performing Market Measure will decrease from its Starting Value to its Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪
You seek 100% principal repayment or preservation of capital.
▪
You seek interest payments or other current income on your investment.
▪
You want to receive dividends or other distributions paid on the stocks included in any Index.
▪
You seek an investment for which there will be a liquid secondary market.
▪
You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Index Return Notes®	TS-6

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on a Participation Rate of 285.00% (the bottom of the Participation Rate range) and the Threshold Value of 85.00% of the Starting Value of the Worst-Performing Market Measure. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the stocks included in the Indices, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and return based on a hypothetical Starting Value of 100 for the Worst-Performing Market Measure, a Participation Rate of 285.00% (the bottom of the Participation Rate range), a Threshold Value of 85.00 for the Worst-Performing Market Measure and a range of hypothetical Ending Values of the Worst-Performing Market Measure. The actual amount you receive and the resulting return will depend on the actual Starting Value, Ending Value and Threshold Value of each Index (in particular, of the Worst-Performing Market Measure), the actual Participation Rate and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Indices, see “The Indices” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value of the Worst-Performing Market Measure	Percentage Change from the Starting Value to the Ending Value of the Worst-Performing Market Measure	Redemption Amount per Unit(1)	Return on the Notes
0.00	-100.00%	$1.50	-85.00%
50.00	-50.00%	$6.50	-35.00%
70.00	-30.00%	$8.50	-15.00%
80.00	-20.00%	$9.50	-5.00%
85.00(2)	-15.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
100.00(3)	0.00%	$10.00	0.00%
110.00	10.00%	$12.85	28.50%
120.00	20.00%	$15.70	57.00%
130.00	30.00%	$18.55	85.50%
140.00	40.00%	$21.40	114.00%
150.00	50.00%	$24.25	142.50%
(1)
The Redemption Amount per unit is based on the hypothetical Participation Rate.
(2)
This is the hypothetical Threshold Value of the Worst-Performing Market Measure.
(3)
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for any Index.

Leveraged Index Return Notes®	TS-7

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Redemption Amount Calculation Examples

Example 1
The Ending Value of the Worst-Performing Market Measure is 50.00, or 50.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Threshold Value of the Worst-Performing Market Measure: 85.00
Ending Value of the Worst-Performing Market Measure: 50.00

Example 2
The Ending Value of the Worst-Performing Market Measure is 90.00, or 90.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Threshold Value of the Worst-Performing Market Measure: 85.00
Ending Value of the Worst-Performing Market Measure: 90.00

Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value of the Worst-Performing Market Measure is less than its Starting Value but equal to or greater than its Threshold Value

Example 3

The Ending Value of the Worst-Performing Market Measure is 110.00, or 110.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Ending Value of the Worst-Performing Market Measure: 110.00

Leveraged Index Return Notes®	TS-8

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Indices to which your notes are linked.

Structure-related Risks

▪
There is no fixed principal repayment amount on the notes at maturity. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your notes.
▪
Payments on the notes will not reflect changes in the value of the Indices other than on the Final Calculation Day. As a result, even if the level of the Indices increase during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value on the Final Calculation Day, even if the level of each Index was always greater than its Threshold Value prior to such Final Calculation Day.
▪
The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Threshold Value on the Final Calculation Day, even if the levels of the other Indices are above their Threshold Value as of that day.
▪
You will not benefit in any way from the performance of the better performing Indices.
▪
Because the notes are linked to more than one Index, as opposed to only one, it is more likely that the Ending Value of any Index will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some of your investment.
▪
You will be subject to risks relating to the relationship between the Indices. The less correlated the Indices, the more likely it is that the Ending Value of one of the Indices will be below its Threshold Value on the Final Calculation Day.
▪
Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪
Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪
The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

Leveraged Index Return Notes®	TS-9

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

▪
A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪
Our hedging and trading activities (including trades in shares of companies included in the Indices) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪
An Index sponsor may adjust its applicable Index in a way that affects its level, and has no obligation to consider your interests.
▪
You will not have any rights with respect to any Index or its underlying assets, including any voting rights or any right to receive dividends or other distributions.
▪
While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Indices, except to the extent that GSG’s common stock is included in any Index, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in any Index, and have not verified any disclosure made by any other company.

Tax-related Risks

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

•
The notes are subject to risks associated with foreign securities markets. The SX5E and the NKY include certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the SX5E and the NKY may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Leveraged Index Return Notes®	TS-10

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

•
Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of an Index comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an Index comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in an Index or that in the future are included in an Index, such securities may be removed from an Index. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in an Index, such removal could have a material and negative effect on the level of such Index and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from an Index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from an Index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

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Your notes are linked, in part, to Indices that are comprised of securities that are traded in foreign currencies but not adjusted to reflect their U.S. dollar value, and, therefore, the return on your notes will not be adjusted for changes in the foreign currency exchange rates. Your notes are linked, in part, to Indices whose securities are traded in foreign currencies but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the applicable exchange rates relative to the U.S. dollar. The amount payable will be based upon the overall change in the levels of the Indices. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the securities included in the Indices are listed that, in turn, may affect the levels of the Indices.

Leveraged Index Return Notes®	TS-11

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

The Indices

S&P 500® Index (SPX)

The S&P 500® Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
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is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500®Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this term sheet.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $22.7 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of the stock (defined as the annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 0.75 at the time of the addition to the S&P 500®Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs, spin-offs or public companies considered to be U.S. domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange); the company must be a U.S.-domiciled company (characterized as a company that satisfies U.S. Securities Exchange Act’s periodic reporting obligations by filing certain required forms for domestic issuers (e.g., Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports, among others) and with a listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500®Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600®Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400®Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400®Index or the S&P SmallCap 600® Index that do not fully meet all of the eligibility criteria may still be added to the S&P 500®Index at the discretion of the Index Committee if the merger consideration includes the acquiring company issuing stock to target company shareholders, and the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500®Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500®Index at the discretion of the S&P Index Committee.

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500®Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500®Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500®Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term,

Leveraged Index Return Notes®	TS-12

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, hedge funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500®Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below under “Adjustments for Corporate Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500®Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500®Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Material Share/IWF Changes – Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a) at least US $150 million, and

(b) at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

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be underwritten.
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have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
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have a publicly available confirmation from an official source that the offering has been completed.

Public offerings that include both new company shares and existing shares sold by shareholders are implemented if either offering, or the combined size of both offerings, represents at least 5% of the total shares and is valued at US $150 million. Any concurrent share repurchases by the affected company is included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P.

For companies with multiple share class lines, the criteria specified above apply to each individual multiple share class line rather than total company shares.

Accelerated implementation for events less than US $1 billion includes an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the subsequent annual IWF review.

For accelerated implementation of at least US $1 billion, S&P applies the share change, and any resulting IWF change, using the latest share and ownership information publicly available upon confirmation of the event, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00.

Market Specific Accelerated Implementation Rules

Non-fully paid or non-fully settled offerings, such as subscription receipts forward sales agreements, are ineligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms, or the settlement of forward sale agreements, are updated at a future quarterly rebalancing.

Announcement Policy

Leveraged Index Return Notes®	TS-13

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

For accelerated implementation, S&P provides at least two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

Non-Material Share/IWF Changes – Quarterly Implementation

All non-mandatory events not covered or implemented via the accelerated implementation rule (including but not limited to certain private placements, acquisition of private companies, and conversion of non-index share lines) are reviewed quarterly, effective after the close of the third Friday of the third month in each calendar quarter and as per below.

Share Updates

At each quarterly review, shares outstanding are updated to the latest available information as of the rebalancing reference date.

IWF Updates

At the quarterly review, IWF changes are only made if there is a share change of at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.

Leveraged Index Return Notes®	TS-14

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

For quarterly share change events, unless there is explicit information stating that the new shares are not available to the market, shares are generally considered to be available to all investors and reflected in the IWF. Events such as conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are generally implemented as described above.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date. For these non-mandatory events, S&P uses shares and IWF data as of the upcoming rebalancing effective date to calculate the size of the event and in turn assess if the event qualifies the accelerated implementation rule.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500®Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500®Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500®Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Leveraged Index Return Notes®	TS-15

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500®Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P 500®Index is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P 500® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P 500®Index following specified guidelines. In the event that the S&P 500®Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500®Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500®Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)
If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Leveraged Index Return Notes®	TS-16

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Historical Closing Levels of the SPX

The closing level of the SPX has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the SPX has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the SPX during the period shown below is not an indication that the SPX is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the SPX as an indication of the future performance of the SPX, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the SPX or the stocks included in SPX will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SPX. Before investing in the offered notes, you should consult publicly available information to determine the levels of the SPX between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the SPX. The actual performance of the SPX over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the SPX from January 1, 2016 through February 13, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. On February 13, 2026, the closing level of the SPX was 6,836.17.

Historical Performance of the SPX

Leveraged Index Return Notes®	TS-17

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

License Agreement

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the securities. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the securities into consideration in determining, composing or calculating the S&P 500®Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500®INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Leveraged Index Return Notes®	TS-18

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

EURO STOXX 50® Index (SX5E)

The EURO STOXX 50® Index, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first published on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991; and
•
was created and is sponsored and maintained by STOXX Limited.

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the EURO STOXX 50® Index. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the EURO STOXX 50® Index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index (including the top ten constituent stocks and weights, sector weights and country weights) may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this term sheet.

EURO STOXX 50® Index Composition.

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 supersectors from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current EURO STOXX 50® Index component stocks are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization to produce the final index selection list. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50® Index contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list.

Ongoing Maintenance of Component Stocks

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any component stocks that are not traded for 10 trading days, are suspended from trading for 10 consecutive days or more and have not announced a resumption trading date, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the EURO STOXX 50® Index. The highest-ranked non-component stock will replace the exiting component stock. The EURO STOXX 50® Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. An artificial price will be calculated based on the default option as it is announced by the offeror or, in its absence, on the non-elective investor consideration. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies

Leveraged Index Return Notes®	TS-19

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Index Calculation

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the EURO STOXX 50® Index. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

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application of expert judgment for index component pricing data,
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adjustment of operational procedures,
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postponement of index adjustments,
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adjustment of selection lists,
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change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
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adjustment of index compositions.

EURO STOXX 50 Divisor

The EURO STOXX 50® Index is calculated using a divisor that helps to maintain the continuity of the EURO STOXX 50® Index’s value so that corporate actions do not artificially increase or decrease the level of the EURO STOXX 50® Index.

The divisor is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

Leveraged Index Return Notes®	TS-20

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

(1) Special cash dividend:

New adjusted price = closing price on the day before the ex- date – dividend announced by the company * (1- withholding tax)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the ex- date * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: unchanged

(3) Rights offering:

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed at the close of the day they start to trade based on its closing price.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(4) Stock dividend:

New adjusted price = closing price on the day before the ex- date * A / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: unchanged

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•
A separated share line with a fixed price
•
Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

Leveraged Index Return Notes®	TS-21

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Divisor: decreases

(7) Stock dividend of another company:

New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A

Divisor: decreases

(8) Return of capital and share consolidation:

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

Divisor: decreases

(10) Spin-off:

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B

Divisor: unchanged on ex-date

(11) Combination of stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

Divisor: increases

(12) Addition/deletion of a company

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(13) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Leveraged Index Return Notes®	TS-22

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Historical Closing Levels of the SX5E

The closing level of the SX5E has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the SX5E has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the SX5E during the period shown below is not an indication that the SX5E is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the SX5E as an indication of the future performance of the SX5E, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the SX5E or the stocks included in SX5E will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SX5E. Before investing in the offered notes, you should consult publicly available information to determine the levels of the SX5E between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the SX5E. The actual performance of the SX5E over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the SX5E from January 1, 2016 through February 13, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. On February 13, 2026, the closing level of the SX5E was 5,985.23.

Historical Performance of the SX5E

Leveraged Index Return Notes®	TS-23

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

License Agreement

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•
Sponsor, endorse, sell or promote the notes.
•
Recommend that any person invest in the notes or any other notes.
•
Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•
Have any responsibility or liability for the administration, management or marketing of the notes.
•
Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•
STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
•
The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•
The accuracy or completeness of the EURO STOXX 50® Index and its data;
•
The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•
STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

Leveraged Index Return Notes®	TS-24

Leveraged Index Return Notes® Linked to the Worst-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei 225, due February , 2029

Nikkei 225 (NKY)

The Nikkei Stock Average, more commonly known as the Nikkei 225:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first published on September 7, 1950 and was originally calculated by the Tokyo Stock Exchange but has been calculated by Nikkei Inc. since 1970; and
•
is calculated, published and disseminated daily by Nikkei Inc.

The Nikkei 225 is comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure. The real-time price return Japanese yen value of the Nikkei 225 is reported by Bloomberg under the ticker symbol “NKY”. According to Nikkei Inc., the Nikkei 225 has been widely followed throughout its history as a barometer of the Japanese equity markets and the Japanese economy following World War II. Additional information about the Nikkei 225 (including the top ten constituent stocks and weights and sector weights) can be found on Nikkei Inc.’s website at: indexes.nikkei.co.jp/en/nkave. We are not incorporating by reference the website or any material it includes in this term sheet. Nikkei Inc. is under no obligation to continue to publish the Nikkei 225 and may discontinue the Nikkei 225 at any time as further described below.

Prior to April 2022, constituent stocks were selected from the Tokyo Stock Exchange first section.

Construction of the Nikkei 225

In order to be eligible for the Nikkei 225, a stock must be an ordinary share of a domestic company listed on the Tokyo Stock Exchange Prime Market. Non-ordinary shares such as exchange-traded funds, real estate investment trusts, preferred stock, preferred securities and tracking stocks are not eligible. The constituents of the Nikkei 225 are reviewed twice a year at the end of January and July (the “semi-annual review”) and changes are typically implemented on the first trading day of April and October, respectively. The maximum number of constituent changes that may be made pursuant to the semi-annual review is 3. However, a constituent change due to a corporate reorganization near the time of the semi-annual review is not counted toward the maximum number of 3 constituent changes. The semi-annual review focuses on 1) a stock’s liquidity in the market and 2) industry sector balance. The purpose of the semi-annual review is to maintain market representativeness of the constituents.

First, Nikkei Inc. assesses the liquidity of all eligible stocks by considering two factors: trading value of the preceding 5 years and magnitude of price fluctuation by trading value of the preceding 5 years. Magnitude of price fluctuation by trading value is calculated as the quotient of (1) the quotient of (i) the stock’s high price divided by (ii) such stock’s low price divided by (2) such stock’s trading value. After performing the liquidity assessment, the stocks are then ranked in descending order of liquidity and the top 450 stocks constitute the “high liquidity group” and remain eligible for inclusion in the Nikkei 225. Any current constituents falling outside of the high liquidity group (ranked 451 or lower based on liquidity) are deleted from the Nikkei 225. Of those stocks in the high liquidity group, the top 75 with the highest liquidity and not already a constituent are added to the Nikkei 225.

Second, the 450 stocks within the high liquidity group are categorized into the six industrial sectors: technology, financials, consumer goods, industrial materials, capital goods/others and transportation/utilities. Once the number of stocks in each sector is determined, such number is divided in half to determine the target number of stocks from each sector that shall constitute the 225 constituents in the Nikkei 225. If any of the sectors are over-represented at that stage (i.e., there are a greater number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), current constituents in the Nikkei 225 are deleted in order of ascending liquidity so those constituents with the lowest liquidity are removed from the Nikkei 225 until the overage is corrected. If any of the sectors are under-represented (i.e., there are a lesser number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), non-constituent stocks within the high liquidity group are added in order of descending liquidity so those stocks with the highest liquidity are added to the Nikkei 225 until the shortage is corrected. This process is performed to achieve a group of 225 constituents that reflect the intended sector balance.

Calculation of the Nikkei 225

The Nikkei 225 is a weighted price average index in which the level of the Nikkei 225 is calculated as the quotient of (i) the sum of all constituents’ adjusted stock prices divided by (ii) the divisor (as described below). A constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the price adjustment factor of such stock. For a constituent to which a capping ratio is applied, the price adjustment factor will be replaced by the capped price adjustment factor (as described below). The Nikkei 225 level is rounded to the nearest hundredth and is calculated and published every 5 seconds beginning at 9 am (Tokyo time) daily.

The stock price used in the calculation is selected by the following priority order of the prices in the auction trading of the Tokyo Stock Exchange: (1) special quote, sequential trade quote or temporary quote, (2) traded price and (3) base price. If the special quote, sequential trade quote or temporary quote is used for the calculation, the price will be used until the next valid price is applied, even if the quote is canceled. The traded price includes the traded price in the closing auction. The base price is obtained based on the priority order of the ex-rights theoretical price, the latest special quote price, sequential trade quote price or temporary quote, and the latest traded price up to the preceding day. In most cases, the price used for the calculation of the closing level of the Nikkei 225 on the

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preceding day becomes the base price. In the case of a stock that is trading ex-rights (e.g., after a stock split) for the first time on that day, however, Nikkei Inc. calculates an ex-rights theoretical price based on the price used for calculation on the preceding day and the appropriate adjustment to reflect the change in the stock. Nikkei Inc. does not adjust for dividends in calculating the Nikkei 225.

The price adjustment factor of a stock to be added to the Nikkei 225 shall be 1, unless the price of such stock is greater than 1% of the sum of the adjusted price of each stock included in the Nikkei 225. If the price of such stock (as determined during the semi-annual review at the end of January and July) exceeds this threshold, the price adjustment factor shall be the highest 0.1 interval from 0.1 through 0.9 that adjusts the price of such stock so that it does not exceed 1% of the sum of the adjusted price of each stock included in the Nikkei 225. The price adjustment factor for a stock is determined at the semi-annual review.

The price adjustment factor of an index constituent will be revised in the case of a large scale stock split (or reverse split). In such event, the price adjustment factor is revised to keep the price level of the constituent unchanged. However, since the price adjustment factor is determined only to one digit after the decimal point, an adjustment to the price adjustment factor could result in a fraction. If such revision to the price adjustment factor is less than 0.1, the price adjustment factor will be set as 0.1 and the remainder of the price differential will be adjusted by the divisor (see below). Revision to the price adjustment factor of an index constituent as a result of a large scale stock split (or reverse split) will be announced at least 5 business days before the effective date.

Capping Ratio

A capping ratio is a number which is used to temporarily decrease the weight of a constituent when such weight exceeds the weight cap threshold (12% at the semi-annual review in October 2022 and will be reduced to 11% and 10% at the semi-annual reviews in October 2023 and October 2024, respectively). For a constituent to which a capping ratio is applied, the constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the capped price adjustment factor of such stock. The capped price adjustment factor of a stock is equal to the product of (i) the price adjustment factor of such stock times (ii) the capping ratio of such stock, rounded to the nearest 0.1.

The capping ratio is applied, revised, or cancelled as stipulated below.

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If, at a semi-annual review, the weight of a constituent to which any capping ratio is not yet applied exceeds the weight cap threshold, a capping ratio of 0.9 shall be applied on the effective date of the constituent change resulting from the semi-annual review. If a capping ratio was already applied to such constituent, the capping ratio will be decreased by 0.1. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be decreased further until there is a change in the capped price adjustment factor.
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If, at a semi-annual review, the weight of a constituent to which a capped price adjustment factor is applied is below 5%, the capping ratio will be increased by 0.1 on the effective date of the constituent change resulting from the semi-annual review. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be increased further until there is a change in the capped price adjustment factor. If the new capping ratio after the increase is 1, the capping ratio will be canceled.
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In the case of a large scale split or reverse split of a constituent to which the capped price adjustment factor is applied, if the price adjustment factor is adjusted by the ratio of the split or reverse split, the capping ratio may be revised so that the new capped price adjustment factor does not change the weight of the constituent. For such a constituent, the capping ratio may have fractions after 0.1 and may be increased or decreased by the number other than 0.1 in the next revision of the capping ratio.
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In principle, the capping ratio is applied, revised, or cancelled on the effective date of the constituent change resulting from the semi-annual review. However, depending on the liquidity of the constituent, changes in the capping ratio may be implemented in two or more steps.

Divisor Adjustments

As noted above, the Nikkei 225 is calculated as an adjusted price average index, where the weight is based on the price adjustment factor. The divisor is intended to maintain continuity of the Nikkei 225 and is the denominator of the fraction used to calculate the average. The divisor was initially the number of constituents, but has been adjusted over time to reflect changes in the constituents and to maintain the continuity of the index.

When constituents are changed, the sum of stock prices (the numerator of the fraction prior to adjustment) changes based upon the prices of additions and deletions to the Nikkei 225. Therefore, in order to maintain index continuity over time, the divisor is recalculated for the following events, except in the case of certain large scale splits and reverse splits, as discussed above: (i) changes in the constituents; (ii) corporate actions such as splits, reverse splits and paid-in capital increases; and (iii) capping ratio application, revision, cancellation or raising the price adjustment factor to the planned value for a stock whose price adjustment factor was one-half of the planned value.

The divisor for the next business day is calculated as the product of (i) the current day’s divisor times (ii) the quotient of (a) the sum of the base prices for the next business day’s constituents divided by (b) the aggregate of the closing price of each of the current day’s constituents used to calculate the Nikkei 225 level for the current day times the price adjustment factor of such constituent for the current day. For purposes of calculating the divisor, the base price for the next business day’s constituents will be equal to the product

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of (i) the base price for the next business day times (ii) the price adjustment factor for the next business day. For constituents to which a capping ratio has been applied, the capped price adjustment factor is used to adjust the price instead of the price adjustment factor.

The divisor is published on Nikkei Inc.’s website on each Tokyo Stock Exchange trading day and is rounded to the nearest one hundred-millionth. For additional information about the divisor, as well as calculation examples of divisor changes, please see the index guide on Nikkei Inc.’s website.

Spin-Offs

When shares of the spun-off independent company are distributed to the shareholders of a constituent company and the spun-off company is going to be listed in a short period of time, the spun-off company is temporarily incorporated into the index calculation between the spin-off ex-date and the listing date. The spun-off company is to be excluded from the index calculation on the next business day after the listing date.

The offering price or the reference price submitted by the listing sponsor is to be used as the price of the stock temporarily included in the index calculation until the market price is determined after its listing. The price adjustment factor is to be set by considering the original component stock’s price adjustment factor and the spin-off distribution ratio.

The divisor may not need to be changed in principle, as the adjustment is made for the ex-rights of the original component stock on the ex-date. However, the divisor is adjusted depending on the spin-off distribution ratio, since the price adjustment factor is set down to the first decimal point. The divisor on the next business day after the listing date is to be adjusted in the same way as changes in the constituents so that the continuity of the Nikkei 225 is maintained.

Maintenance of the Nikkei 225

Extraordinary Replacement

In addition to additions and deletions of constituents resulting from the semi-annual review, changes to index constituents may also be made as a result of certain extraordinary events. Stocks designated by the Tokyo Stock Exchange as a “security to be delisted” or “securities on alert,” stocks affected by corporate restructuring (including mergers, share exchanges and share transfers), or stocks transferred to the Tokyo Stock Exchange market other than the Prime will be deleted from the Nikkei 225. Constituents that are designated by the Tokyo Stock Exchange as “a security under supervision” will remain constituents of the Nikkei 225 at the time of designation. However, Nikkei may replace such a constituent with a pre-announcement when it is highly inappropriate to keep the stock as a constituent, e.g. when the probability of delisting is extremely high.

If a constituent has been deleted from the Nikkei 225 based on an event described above, a stock will be added to replace the deleted constituent by selecting the highest liquidity stock in the same sector as the deleted constituent from the high liquidity group determined during the last semi-annual review. However, if a deletion is scheduled close to an semi-annual review, additional stocks may be selected as part of the applicable semi-annual review process. Additionally, if there are multiple deletions in a short period of time not close to a scheduled semi-annual review, the standard semi-annual review process assessing liquidity and sector balance will be followed to select new constituents rather than referring to the last semi-annual review list.

Special Rules for Additions Resulting from Other Corporate Actions

Notwithstanding the process above, the following procedures may be applied in certain cases of corporate restructuring. Application of these special rules is determined for each particular case. Where (i) a constituent is merged and delisted or (ii) a newly established listed parent company receives its shares by transfer or exchange from another constituent, the delisted stock may be replaced by the successor company’s stock if it becomes listed on the Tokyo Stock Exchange Prime Market. In the case of spin-offs where multiple companies remain listed on the Tokyo Stock Exchange Prime Market, the stock of the company that succeeds to the major operations of the former company will become a constituent of the Nikkei 225.

Except for constituent changes resulting from the semi-annual review and from the circumstances described above under “Extraordinary Replacement” and “Special Rules for Additions Resulting from Other Corporate Actions”, there is no process for adding new constituents to the Nikkei 225. After consultation with academics and market professionals, Nikkei Inc. decides and announces the list of deletions and additions. As discussed above under “Calculation of the Nikkei 225”, the divisor is adjusted accordingly to maintain continuity when constituents are added or deleted from the Nikkei 225. Deletions and additions to the Nikkei 225 resulting from either the semi-annual review or extraordinary events are generally effective on the same day in an effort to maintain the number of constituents at 225. However, when necessary, additions may be made after the deletions take effect and during the interim period, the Nikkei 225 may be calculated with less than 225 constituents. For example, when a constituent is delisted by share exchange or transfer and the succeeding company such as the newly formed parent company or an unlisted company becomes the parent by receiving the shares of the delisted company and listing its shares in a short period of time.

Changes to the Nikkei 225 Methodology

Although the Nikkei 225 is calculated and maintained in accordance with the information provided in the methodology maintained on Nikkei Inc.’s website, Nikkei Inc. has discretion to take measures it deems appropriate upon the occurrence of events which are not covered in the methodology or in circumstances where it is difficult to continue to calculate the Nikkei 225 using the rules described in such methodology.

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Historical Closing Levels of the NKY

The closing level of the NKY has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the NKY has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the NKY during the period shown below is not an indication that the NKY is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the NKY as an indication of the future performance of the NKY, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the NKY or the stocks included in NKY will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the NKY. Before investing in the offered notes, you should consult publicly available information to determine the levels of the NKY between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the NKY. The actual performance of the NKY over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the NKY from January 1, 2016 through February 13, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. On February 13, 2026, the closing level of the NKY was 56,941.97.

Historical Performance of the NKY

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License Agreement

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your note. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your note is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your note or any member of the public regarding the advisability of investing in securities generally or in your note in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your note. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your note.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your note.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

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Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Worst-Performing Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Indices and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

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Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Indices.
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No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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